                                                                     EXHIBIT 2.1


BIEGENZAHN WEINBERG
STEPHEN F. BIEGENZAHN (SBN 60584)
JOEL B. WEINBERG (SBN 101466)
21031 Ventura Boulevard, Suite 601
Woodland Hills, California 91364-2203
Telephone:(818) 594-8822
Facsimile:(818) 594-8828

Attorneys for Debtor in Possession

                        UNITED STATES BANKRUPTCY COURT

                         CENTRAL DISTRICT OF CALIFORNIA

                          SAN FERNANDO VALLEY DIVISION

In re                                       )  BK. NO. SV 99-20947 GM
                                            )
CAMERA PLATFORMS                            )  In a Case Under Chapter 11 of the
INTERNATIONAL, INC., A DELAWARE             )  Bankruptcy Code
CORPORATION, DBA THE SHOTMAKER              )
COMPANY                                     )  DEBTOR'S SECOND AMENDED
                                            )  PLAN OF REORGANIZATION
                      Debtor.               )  (APRIL 17, 2000)
                                            )
                                            )  Confirmation Hearing:
                                            )
                                            )  DATE:June 13, 2000
                                            )  TIME: 9:00 a.m.
                                            )  CTRM:303
                                            )      San Fernando Valley Division
DEBTOR'S TAX I.D.                           )      21041 Burbank Blvd.
NO. 95-4024550                              )      Woodland Hills, CA 91367
                                            )
--------------------------------------------

               Pursuant to 11 U.S.C. Sections 1121(c), 1121(d), and 1129, CAMERA PLATFORMS INTERNATIONAL, INC., a Delaware corporation doing business as The Shotmaker Company ("Debtor"), hereby proposes this Debtor's Second Amended Plan of Reorganization (April 17, 2000):

                                   ARTICLE I.

                                   DEFINITIONS

        A. Defined Terms. As used herein, the following terms shall have the following meanings:

               1. "Administrative Claim" means a Claim entitled to priority pursuant to Section 507(a)(1) or Section 507(b) of the Code. Such Claims include, without limitation, a Claim for payment of an administrative expense of the kind specified in Section 503(b) of the Code, including, without limitation, the actual and necessary costs and expenses of preserving and operating the Debtor's Estate, compensation and reimbursement of expenses for legal and other services awarded under Sections 330(a) and/or 331 of the Code, and all fees and charges assessed against the Debtors' Estates pursuant to Chapter 123 of Title 23, United States Code.

               2. "Administrative Claimant" means the holder of an Allowed Administrative Claim.

               3. "Allowed Claim" means a Claim against the Debtor to the extent that:

                      (a)     Proof of such Claim was:

                              (1)     Timely filed;

                              (2) Deemed filed pursuant to Section 1111(a) of the Code; or

                              (3) Late filed with leave, and pursuant to Final Order, of the Court; and

                      (b)     (1)     No objection to such Claim is filed with
                                      the Court;

                              (2) The Court, pursuant to Final Order, allows such Claim; or

                              (3)     The Plan allows such Claim.

               4. "Allowed Secured Claim" means a Secured Claim which is or has become an Allowed Claim.

               5. "Allowed Tax Claim" means a Tax Claim which is or has become an Allowed Claim, and does not include claims held by Tax Claimants assessed on the basis of taxable income of the Debtors earned or arising after the Petition Date.

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               6. "Allowed Unsecured Claim" means any Allowed Claim which is not an Administrative Claim, a Secured Claim, a Tax Claim, a Priority Claim, or an Insider Claim.

               7. "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure and the Local Bankruptcy Rules for the Central District of California as now in effect or hereafter amended.

               8. "Bar Date" means March 15, 2000.

               9. "Business Day" means any day except Saturday, Sunday or any other day on which state or federal law authorizes commercial banks in Los Angeles, California, to close.

               10. "Case" means the case of Camera Platforms International, Inc. assigned clerk's docket number SV 99-20947 GM which Case was commenced by the filing of an involuntary petition under Chapter 7 of the Code, defined infra, pursuant to which the order for relief was entered on the Order For Relief Date, defined infra, following the Debtor's consent to relief under Chapter 11 of the Code, defined infra.

               11. "Chapter 11" means Chapter 11 of the Code.

               12. "Claim" means any right to payment from the Debtor that arose prior to Confirmation, whether or not such right or demand is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or, any right or equitable remedies for breach of performance, if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

               13. "Claimant" means the holder of any Allowed Claim.

               14. "Class" means a class of Claims or Interests described in this Plan.

               15. "Code" means Title 11 of the United States Code, Section 101, et seq., as amended.

               16. "Confirmation" means the entry of the Order of Confirmation confirming the Plan pursuant to Section 1129 of the Code.

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               17. "Court" means the United States Bankruptcy Court for the
Central District of California, or such other Court, which either had or has jurisdiction over the Case.

               18. "DOOFF" means DOOFF, LLC, a California limited liability company whose members are Martin Perellis and Herbert Wolas and is unrelated to the Debtor or any of the Debtor's Affiliates or Insiders and is a successor in interest to Foothill, defined infra, as the holder of the Foothill Secured Claim, defined infra.

               19. "DOOFF Secured Claim" means the Secured Claim of DOOF (as assignee of a Secured Claim previously held by Foothill, defined infra) which Secured Claim arose from loans and financial accommodations made by Foothill to Debtor prior to the Petition Date, defined infra, including without limitation, the advances made by Foothill pursuant to the Loan and Security Agreement dated November 17, 1997 and related documents, as amended, modified or superseded from time to time, which Claim is secured by substantially all of the Debtor's assets.

               20. "Debtor" means Camera Platforms, International, Inc., a Delaware corporation, the debtor in possession in the Case.

               21. "Disbursing Agent" means Debtor or such other party as the Court may designate.

               22. "Distribution Account" means the segregated commercial account maintained by the Disbursing Agent, as trustee for the benefit of the Debtor's Creditors for distributions to be made pursuant to the Plan, defined infra, at financial institution which appears on the list of depository institutions approved by the Office Of The United States Trustee for the Central District of California.

               23. "Disclosure Statement" means the Disclosure Statement approved by the Court as containing adequate information in conformity with
Section 1125 of the Bankruptcy Code.

               24. "Disputed Claim" means a Claim either: (a) scheduled by the Debtor as disputed, contingent or unliquidated in the Schedules on file with the Court, as may be amended or modified; or (b) as to which an objection has been filed and which objection either (i) has not been withdrawn or (ii) has not been determined by a Final Order.

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               25. "Distribution Date" means the first Business Day following the Effective Date.

               26. "Effective Date" means that date which is eleven (11) days after the entry of the Order of Confirmation.

               27. "Estate" means the estate in the Case created pursuant to
Section 541(a) of the Code.

               28. "Final Order" means an order, judgment, or other decree of the Court or any court of competent jurisdiction as to which: (a) the operation or effect has not been reversed, stayed, modified or amended; (b) any appeal that has been or may be taken has been resolved; or (c) the time for appeal, review or rehearing has expired.

               29. "Foothill" means Foothill Capital Corporation, a California corporation.

               30. "Interest" means: (a) the common or preferred stock of the Debtor; and (b) any right, warrant or option, however arising, to acquire the common stock or any other equity interest, or any rights therein, of the Debtor.

               31. "New Common" means the shares of Reorganized Debtor's common stock to be issued pursuant to the Plan.

               32. "Old Common" means the shares of Debtor's common stock which were issued and outstanding at the Petition Date.

               33. "Order For Relief Date" means October 25, 1999.

               34. "Order of Confirmation" means the Order of the Court confirming the Plan pursuant to Section 1129 of the Code.

               35. "Petition Date" means September 17, 1999.

               36. "Plan" means this "Debtor's Second Amended Plan of Reorganization (April 17, 2000)," as may be amended or modified, including any and all exhibits hereto.

               37. "Priority Claim" means a Claim entitled to priority under
Section 507(a) of the Code, other than an Administrative Claim or a Tax Claim.

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               38. "Property Taxes" means all taxes, if any, with respect to the real property constituting encumbrances (within the meaning of California Civil Code Section 1114), which taxes are an Allowed Claim.

               39. "Pro Rata" means the ratio that the amount of a particular Allowed Claim or Interest bears to the total amount of Allowed Claims or Interests of the same Class.

               40. "Reorganized Debtor" means the Debtor after Confirmation.

               41. "Schedules" means the Schedules of Assets and Liabilities filed by the Debtor with the Court, including any amendments thereto, as of the date of the Plan.

               42. "Secured Claim" means a claim which is secured by a properly perfected lien on, or security interest in, any property of the Debtor's Estate, only to the extent provided in Sections 506(a) and 506(b) of the Code.

               43. "Securities Act" means the Securities Act of 1933, as amended.

               44. "Tax Claim" means a claim entitled to priority pursuant to
Section 507(a)(7) of the Code.

               45. "Tax Claimant" means the holder of an Allowed Tax Claim.

        B. Terms Defined in the Code. A term used in the Plan, not otherwise defined here but used in the Code, shall have the definition assigned to such term in the Code.

        C.     Rules of Interpretation, Computation of Time and Governing Law.

               1. Rules of Interpretation.

               For purposes of the Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such agreement or document shall be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit, as it may have been or may be amended, modified or supplemented; (d) unless otherwise specified, all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (e) the words "herein" and "hereto" refer to the Plan in its


                                       6
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entirety rather than to a particular portion of the Plan; (f) any reference in this Plan to the word "including" shall mean "including without limitation"; and
(g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of, or to affect, the interpretation of the Plan.

               2. Computation of Time.

               In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

               3. Governing Law.

               Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without giving effect to the principles of conflict of the laws of the State of California.

                                   ARTICLE II.

                   TREATMENT OF ADMINISTRATIVE AND TAX CLAIMS

        A.     Administrative Claims.

               1. Payment of Administrative Claims.

                      (a) Administrative Claims in General.

                      Except as specified below, and subject to the bar date provisions set forth below, each holder of an Allowed Administrative Claim shall receive, at the sole option of each such holder: (i) cash equal to the amount of such Allowed Administrative Claim (unless the holder of such Allowed Administrative Claim agrees to other treatment); or (ii) 1 share of New Common for each $.25 in Allowed Administrative Claim amount. Such cash, or, in the case of an election by the holder of an Allowed Administrative Claim, the New Common shall be paid or distributed on the latest of: (i) the Effective Date; (ii) 30 days after the date on which an order allowing such Administrative Claim becomes a Final Order; or (iii) such other time or times that are agreed to by the holder of the Allowed Administrative Claim and the Debtor.

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                      (b) Statutory Fees.

                      On or before the Effective Date, Administrative Claims for fees payable pursuant to Section 1930 of Title 28 of the United States Code, as determined by the Court at the hearing on Confirmation, shall be paid in cash equal to the amount of such Allowed Administrative Claim.

                      (c) Ordinary Course Liabilities.

                      Administrative Claims based on liabilities incurred by the Debtor in the ordinary course of business shall be assumed and paid by the Debtor pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claim, without any further action by the holders of such Administrative Claim.

                      (d) Professional Fees and Expenses. The administrative claims of professionals employed in the case will be paid in cash in the full amount of such Allowed Administrative Claim on the later of the following to occur: (i) entry of a Final Order approving such fees and costs; or (ii) the Effective Date.

                      (e) Bar Dates for Administrative Claims.

                      Except as set forth below, requests for payment of Administrative Claims must be filed and served on the Debtors no later than 30 days after the Effective Date. Holders of Administrative Claims that are required to file and serve a request for payment of such Claims and that do not file and serve a request by the applicable bar date shall be forever barred from asserting such Claims against the Debtors or its property. Professionals employed pursuant to Section 327, et seq., of the Code or other entities requesting compensation or reimbursement of expenses pursuant to Sections 327, 328, 330, 331, 503(b) and 1103 of the Code for services rendered before the Effective Date shall file and serve on the Debtors an application for final allowance of compensation and reimbursement of expenses no later than 120 days after the Effective Date. The foregoing provisions shall not apply to professional fees and expenses incurred by Debtor subsequent to the Effective Date pursuant to the Plan.

                      (f) United States Trustee Quarterly Fees. The Reorganized Debtor shall be responsible for timely payment of fees incurred pursuant to
Section 1930(a)(6) of Title 28


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of the United States Code. After Confirmation, the Reorganized Debtor shall file with the Court and serve on the Office of the United States Trustee a quarterly financial report regarding all income and disbursements, including all Plan payments, for each quarter (or portion thereof) the case remains open.

        B. Tax Claims. Unless the holder of an Allowed Tax Claim agrees to a different treatment of such Claim, each holder of an Allowed Tax Claim shall be paid the full amount of such Allowed Tax Claim in cash on the Effective Date, or, at the election of the Debtor, in equal quarterly installments over a period commencing at the end of the first calendar quarter after the Effective Date, and continuing at the end of each calendar quarter thereafter until the date that is six (6) years after the date of assessment, with interest at a fixed rate per annum equal to nine percent (9%) in the manner set forth in Section 1129(a)(9)(C) of the Code.

                                  ARTICLE III.

                     CLASSIFICATION OF CLAIMS AND INTERESTS

        A. Claims and Interests. Various Claims and Interests are defined and designated in Classes below. Claims of a kind specified in Sections 507(a)(1), 507(a)(8) or 507(b) of the Code (i.e., Administrative Claims and Tax Claims) have not been classified and are excluded from the following Classes in accordance with Section 1123(a)(1) of the Code. The Plan is intended to provide for the treatment of all Claims against the Debtor and to deal with all property of the Debtor and its Estate of whatever character. Only holders of Allowed Claims and Interests are eligible for distribution under the Plan.

        B. Limitation on Inclusion in a Class. The Plan classifies a Claim in a particular Class only to the extent that the Claim falls within the description of that Class, and shall be deemed classified under a different Class to the extent that any remainder of the Claim qualifies within the description of such different Class.

        C. Classes of Claims and Interests. Claims and Interests are classified as follows:

               1. Class 1 (The DOOFF Allowed Secured Claim). Class 1 consists of the Allowed Secured Claim of DOOFF against the Debtor.

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               2. Class 2 (Allowed Secured Claim of IPA/Burbank Airport
Partners). Class 2 consists of the Allowed Secured Claim, if any, of IPA/Burbank Airport Partners against the Debtor.

               3. Class 3 (Allowed Secured Claim of Prologis FDBA SCI- N.C.). Class 3 consists of the Allowed Secured Claim, if any, of Prologis FDBA SCI - N.C. against the Debtor.

               4. Class 4 (All Other Allowed Secured Claims, Except Those Claims In Classes 1 through 3, Inclusive). Class 4 consists of all Allowed Secured Claims, if any, against the Debtor, excluding the Allowed Secured Claims contained in Classes 1 through 3, inclusive. Each holder of an Allowed Secured Claim in Class 4 shall be deemed to be a separate sub-class of Class 4, and the holder of such Allowed Secured Claim in each such sub-class shall have a separate vote which shall not be counted with any other sub-class for purposes of establishing satisfaction of Section 1129(a)(8) of the Code.

               5. Class 5 (Priority Wage Claims). Class 5 consists of Allowed Priority Wage Claims as defined in Section 507(a)(3) of the Code.

               6. Class 6 (General Allowed Unsecured Claims). Class 6 consists of all Allowed Unsecured Claims against the Debtors other than: (a) unclassified Claims referred to in Article II of the Plan; and (b) Claims included within any other Class designated in the Plan.

               7. Class 7 (Interest Holders -- Old Common). Class 7 consists of the Old Common Interests in Debtor.

                                   ARTICLE IV.

                SPECIFICATION AND TREATMENT OF UNIMPAIRED CLAIMS

        A. Priority Claims. Priority Claims are not impaired. Unless the holder of such Claim agrees to a different treatment, each holder of an Allowed Priority Claim shall be paid cash equal to the amount of such Allowed Priority Claim on the later of: (a) the Effective Date, or as soon thereafter as practicable; or (b) the date on which, by Final Order, such creditor holds an Allowed Priority Claim.

        B. Allowed Tax Claims. The holders of Allowed Tax Claims shall be paid in conformity with Paragraph B of Article II of the Plan.

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        C.     Allowed Class 4 Claims (All Allowed Secured Claims Except Those
Contained In Classes 1 Through 3, Inclusive). Class 4 is not impaired. Except to the extent that the holder of a Class 4 Claim agrees to a different treatment, each holder of an Allowed Class 4 Claim shall receive, at the sole election of the Debtor made no later than the Effective Date, one of the following treatments: (a) the Allowed Secured Claim shall be cured and reinstated pursuant to Section 1124(2) of the Code, and the Reorganized Debtor shall fund all amounts, and take all actions otherwise necessary, to reinstate such Allowed Secured Claim (and the Allowed Secured Claim, as reinstated, shall thereafter be the exclusive responsibility of the Reorganized Debtors); or (b) pursuant to
Section 1124(1) of the Code, the legal, equitable and contractual rights to which the holder of such Allowed Secured Claim is entitled shall remain unaltered.

        D. Allowed Class 5 Claims (Allowed Priority Wage Claims). Class 5 is not impaired. Each holder of an Allowed Class 5 Claim shall receive, as soon as practicable following the Effective Date, cash in an amount equal to such holder's Allowed Class 5 Claim.

                                   ARTICLE V.

                SPECIFICATION AND TREATMENT OF IMPAIRED CLASSES

        A. Class 1 (The DOOFF Allowed Secured Claim). The Class 1 Allowed Secured Claim is impaired. The Holder of the Allowed Class 1 Claim shall have an Allowed Secured Claim in the amount of $1,500,000.00 (the "DOOFF Secured Balance") and an unsecured Claim, to be classified and treated as an Allowed Class 6 Claim in the amount of $1,938,045.82. The holder of the Allowed Class 1 Secured Claim shall, as soon as practicable following the Effective Date, receive the following in full satisfaction of the Foothill Secured Balance:

               (I) The holder of the Allowed Class 1 Claim shall (a) retain its security interests in all pre-petition collateral, in which it was validly perfected as of the Petition Date, including without limitation, all of the Debtor's accounts receivable, all inventory, equipment; and all other pre-petition collateral; and (b) have a security interest in all proceeds of the foregoing wherever located now and hereafter acquired;

               (II) The DOOFF Secured Balance (which includes all principal, interest and fees -- less cash collateral payments made during the Case) shall accrue interest from and after

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February 15, 2000 at the non-default contract rate provided for in the documents evidencing the DOOFF Secured Claim. Interest only shall be paid monthly on the first calendar day of each month for 120 months, commencing with the first calendar day of the first month immediately following the Effective Date.

               (III) Reorganized Debtor shall pay Principal to the Holder of the Allowed Class 1 Claim upon any of the following dates or occurrences: (A) the closing of any sale of the Reorganized Debtor's equipment (in which the Holder of the Class 1 Allowed Claim has a security interest) in an amount equal to all proceeds (less costs of sale, including commissions and costs of refurbishing the equipment) received by Reorganized Debtor on account of such sale or disposition of equipment; (B) within 120 days following the close of Debtor's fiscal year end, principal reductions in an amount equal to tax savings realized in that year resulting from application of any net operating loss carry forward; and (C) all unpaid principal shall be due and payable ten years from the Effective Date on the first business day immediately following the tenth anniversary of the Effective Date.

               (IV) Reorganized Debtor shall provide DOOF, as holder of the DOOFF Secured Claim, with monthly financial statements, including but not limited to, a balance sheet and income statement, calculated on an accrual basis, within thirty (30) days of month end commencing on the last day of the first month following the Effective Date;

               (V) DOOFF, as the holder of the DOOFF Allowed Secured Claim, in its sole discretion, shall be permitted to conduct collateral audits and/or audits of the Reorganized Debtor's books and records on a quarterly basis at its own expense;

               (VI) Debtor and DOOFF shall execute such documents as are necessary to accomplish and implement the foregoing terms and conditions; and

               (VII) DOOFF shall also receive 4,000,000 shares of New Common in partial consideration for the restructure of its secured claim and also in partial consideration for the new working capital line which DOOFF has, pursuant to Court Order provided to the Debtor and will provide to the Reorganized Debtor.

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        B.      Class 2 (Allowed Secured Claim of IPA/Burbank Airport Partners).
Class 2 is impaired. The collateral which did secure the Class 2 Claim was disposed of prior to the Petition Date. There is consequently no collateral or proceeds securing this claim. Class 2 shall, therefore, not receive any distribution on account of its Class 2 Claim. The holders of Class 2 Claims shall therefore be treated as a Class 6 unsecured Claim.

        C. Class 3 (Allowed Secured Claim of Prologis FDBA SCI- N.C.). Class 3 is impaired. Class 3 has filed a judgment lien which is junior to the Allowed Secured Claim held by the Holder of the Class 1 Claim. Because the Class 1 Claim exceeds the value of all of the Debtor's assets the Class 3 Claim, pursuant to 506(a) of the Code, has a zero value and is unsecured. The holders of Class 3 Claims shall therefore be treated as a Class 6 unsecured Claim.

        D. Class 6 (General Allowed Unsecured Claims). The Allowed Class 6 Claims are impaired. In full satisfaction of their respective Allowed Unsecured Claims, each Holder of an Allowed Class 6 Claim may each elect to receive one of the following, immediately upon the Effective Date: (I) one share of New Common for each Two Dollars ($2.00) in Allowed Claim amount; or (II) the lesser of $250.00 or the amount of their Allowed Class 6 Claim.

        E. Class 7 (Interest Holders -- Old Common). Class 7 is impaired. The holders of Class 7 Interests in Debtor shall retain their Interests in Debtor subject to dilution as provided in this Plan. However, Shotmaker Acquisition Corporation, a Delaware corporation will surrender, on the Effective Date 4,000,000 shares of Old Common and will not receive any New Common on account of those shares being surrendered.

        F. No Fractional Shares. No fractional shares shall be issued. All fractional shares will be rounded down to the nearest whole share.

                                   ARTICLE VI.

                         VOTING OF CLAIMS AND INTERESTS

        A. Objections to Claims and Interests. All objections to Claims and Interests must be filed as follows:(i) for Claims and Interests filed before the date of

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Confirmation, on or before 180 days after the Effective Date; and (ii) for
Claims or Interests filed subsequent to the date of Confirmation, on or before 180 days after the filing of such Claim or Interest; provided, however, that the Court may extend the deadlines set forth above.

        B. Voting of Claims or Interests. The amount of a Claim that will be used to determine votes for or against the Plan will be either: (i) the Claim amount listed in the Schedules; or (ii) the liquidated amount specified in a proof of Claim timely filed with the Court that is not subject to an objection. If the holder of a Claim submits a ballot, but such holder has not timely filed a proof of Claim and such holder's Claim is listed on the Schedules as contingent, unliquidated or disputed, or such holder's Claim is the subject of an objection, the ballot will not be counted in accordance with Rule 3018 of the Federal Rules of Bankruptcy Procedure, unless the Court temporarily allows the Claim for the purpose of voting to accept or reject the Plan in accordance with Rule 3018 of the Federal Rules of Bankruptcy Procedure.

                                  ARTICLE VII.

                      MEANS FOR IMPLEMENTATION OF THE PLAN

        A.     Continued Corporate Existence.

               Subject to the transactions and events described below, the Reorganized Debtor shall continue to exist after the Effective Date as a corporate entity, with all of the powers of a corporation under applicable law and without prejudice to alter or terminate such existence (by merger or otherwise) under applicable law. Except as otherwise provided in the Plan, on the Effective Date, all property of the Debtor's Estate, including all assets, tangible and intangible (including all claims, actions, suits and avoidance power actions (Code Sections 544 et. seq.), shall vest in the Reorganized Debtor, free and clear of all claims, security interests, liens, charges, other encumbrances and Interests. On and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire and dispose of property, borrow funds on a secured or unsecured basis, prosecute Claims and actions and compromise or settle any Claim without supervision or approval of the Court, other than those restrictions expressly imposed by the Plan, Order of Confirmation, and Bankruptcy Rules with respect to reporting requirements for periods following Confirmation prior to the entry of a final decree. On and after the Effective Date, the Reorganized Debtor shall be vested with the right to commence or continue any suits, actions or litigation and

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

dispute any Claim or Interest, to resolve or compromise any Disputed Claim or Disputed Interest and to enforce any provision of the Plan.

        In addition, the holder of the Allowed Class 1 Claim has agreed to provide working capital financing to the Reorganized Debtor. In partial consideration for providing a working capital facility to the Reorganized Debtor, the holder of the Allowed Class 1 Claim shall receive additional shares of New Common in an amount such that such holder will own in the aggregate 49.9999% of the outstanding shares of all common stock (both Old and New Common) of the Reorganized Debtor after giving effect to all distributions contemplated under the Plan (including distributions to the holder of the Allowed Class 1 Claim on account of its Class 1 and 6 Claims) and the exercise of all options to acquire such common stock.

        B.     Corporate Issues and Authorizations.

               1. Corporate Governance.

                      (a) Certificate of Incorporation and Bylaws.

                      On the Effective Date, the certificate of incorporation and bylaws of the Debtor shall be deemed amended and restated to give effect to the Plan. The certificate of incorporation and bylaws of the Debtor shall, among other things, prohibit the issuance of non- voting equity securities to the extent required by Section 1123(a) of the Code. On and after the Effective Date, Reorganized Debtor may amend and restate its certificate of incorporation or bylaws as permitted by applicable general corporate law including, without limitation, the general corporations law for the State of Delaware.

                      (b) Directors and Officers.

                      The initial members of the boards of directors of the Reorganized Debtor shall be the individuals identified in the Disclosure Statement. The initial officers of the Reorganized Debtor, and their respective positions, shall be as described in the Disclosure Statement.

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                      (c) Corporate Actions and Authorizations.

                      The Confirmation, the initial election of directors and officers for the Reorganized Debtor, the distribution of cash, and the other matters provided for in the Plan involving corporate action by the Debtor shall be deemed to have occurred and be effective as provided in the Plan and shall be authorized and approved in all respects without any requirement of further action by or approval of the shareholders or directors of the Debtor. In addition to the foregoing, upon Confirmation of the Plan, the board of directors of Reorganized Debtor shall be authorized, without shareholder approval, to amend the Articles of Incorporation and/or the Bylaws of Reorganized Debtor as specified below, and to take such corporate actions and/or enter into such other transactions as specified below, with the terms and conditions to be determined by the Board of Directors:

                          (i) Increase the number of authorized shares of common
stock of Reorganized Debtor up to 100,000,000 shares;

                          (ii) Issue preferred stock of the Reorganized Debtor
up to 20,000,000 shares with such preferences, consistent with applicable non-bankruptcy law, as may be defined by the board of directors of the Reorganized Debtor;

                          (iii) Establish an employee stock option and/or stock
bonus plan;

                          (iv) Issue shares, warrants and/or other securities to
carry out a merger, acquisition, spin off, change in control, sale of assets, joint venture or any other transaction contemplated in the Plan or Disclosure Statement without solicitation of, notice to or consent of shareholders;

                          (v) Amend Reorganized Debtor's Articles of
Incorporation and/or Bylaws to provide the maximum indemnification or other protection to Reorganized Debtor's officers and directors that is allowed under applicable state law;

                          (vi) Take any and all actions necessary or appropriate
to effectuate any amendments to its certificate or articles of incorporation and/or bylaws called for under the Plan and the board of directors and officers of Reorganized Debtor shall be authorized to execute, verify, acknowledge, file and publish any and all instruments or documents that may be required to accomplish the same; and

                          (vii) Take any and all actions necessary or
appropriate to effectuate a corporate name change.

                      (d) Cancellation of Claims and Rights to Acquire
Interests.

                      Upon Confirmation of the Plan, except for the shares of Old Common issued and outstanding as of the Petition Date and the options granted to Michael Traba and Workout Specialists, Inc., all outstanding instruments and securities representing Claims or any rights to acquire Interests in the Debtors shall be deemed canceled and of no further force and effect, without any further action on the part of the Court or any person. The option granted to Work Specialists, Inc. is for the acquisition of 1,100,000 shares of registered New Common. The holders of such cancelled instruments, securities, and other documents shall have no rights arising from or relating to such instruments, securities or other documents or the cancellation thereof, except the rights provided pursuant to the Plan.

        C.     Issuance of Securities of Reorganized Debtor.

               On the Effective Date or as soon as practicable thereafter, Reorganized Debtor is hereby authorized to and shall issue the securities to be distributed as provided for in the Plan.

        D.     Assignability of Consideration Received.

               Any person or entity, including any private or publicly held corporation, entitled to receive consideration or securities of the Reorganized Debtors may designate one or more nominees or designees to receive the consideration or securities to be issued pursuant to the Plan, and that person or entity, including any private or publicly held corporation, may distribute the securities to any person or entity it so nominates or designates, including to any public or private shareholder or Interest holder, so nominated or designated.

        E.     Prohibited Actions by Governmental Taxing Authorities.

               Any governmental taxing authority shall be prohibited from charging any transfer, sales, or any other type of fee or tax pursuant to a corporate action related to consummation of the Plan.

        F.     Settlement With The Johnsons.

               Robert Culver Johnson, Robert Christopher Johnson and Richard Cameron Johnson (collectively the "Johnsons") on the one hand and the Debtor on the other hereby settle there respective claims against each other as follows:

               1. Johnsons and Debtor will enter into a general mutual release which includes a waiver of any and all rights under Section 1542 of the California Civil Code;

               2. Johnsons will retain their equity security interests in the Debtor (totalling 754,000 shares of Old Common);

               3. Johnsons shall have an Allowed Class 6 Unsecured Claim in the aggregate amount of $843,887.00 (which is the sum of their prepetition judgment, interest and attorneys fees, for an individual claim for each of the Johnsons of $281,295.66);

               4. Johnsons waive, relinquish and release any put or option rights they may have had or any other additional rights or claims they may have had beyond the claims and interests set forth in paragraphs 2 and 3 hereinabove;

               5. On or before the Effective Date Johnsons will file a release of their judgment lien with the Office of the California Secretary of State and hereby waive any claimed lien, encumbrance or security interest (Division 9 of the California Commercial Code); and

               6. Johnsons and Debtor shall execute such other and further documents as may reasonably be required to implement the terms of this settlement.

        G.     Settlement With Michael P. Traba.

               Michael P. Traba ("Traba") and Debtor have agreed to resolve their respective claims as follows:

               1. On or before the Effective Date Traba will file a release of their judgment lien with the Office of the California Secretary of State and hereby waive any claimed lien, encumbrance or security interest (Division 9 of the California Commercial Code);

               2. Traba and Debtor will enter into a general mutual release which includes a waiver of any and all rights under Section 1542 of the California Civil Code; and

               3. Traba shall retain his option to convert his claim to Shares of Old Common.

                                  ARTICLE VIII.

                        PROVISIONS COVERING DISTRIBUTIONS

                     AND OBJECTIONS TO CLAIMS AND INTERESTS

        A.     Disbursing Agent.

               The Disbursing Agent and shall make all distributions from the Distribution Account contemplated by the Plan with respect to all Allowed Classes of Claims and Interests.

        B.     Funding for Payments to Allowed Administrative and Other Claims.

               1. Funding for Allowed Administrative and Other Claimants. In order to fund required payments to the holders of Allowed Administrative Claims and the Holders of any other Claims provided for in the Plan, the Debtor shall deposit, have deposited or procured irrevocable commitments, including the working capital line to be funded by the holder of the Allowed Class 1 Claim to pay a sum sufficient to satisfy all such Allowed Administrative Claims, all other Claims (provided for in the Plan) and all other Plan obligations. On or before ten days prior to any distribution contemplated under this Plan the Debtor shall cause to be deposited into the Distribution Account funds sufficient to make each such distribution. As soon as practicable following the Effective Date, the Disbursing Agent will disburse to the holders of Allowed Claims, whether administrative, priority, classified or unclassified, all sums required to be paid to the holders of such Claims under the Plan.

               2. Distribution Of Securities.

               Reorganized Debtor, either directly or through its stock transfer agent, shall distribute the securities authorized under the Plan.

        C.     Disputed Claims and Interests.

               1. Objections to Claims and Interests. Unless the Court orders otherwise, as of the date of Confirmation, the Reorganized Debtor shall have the right and standing to: (a) object to or contest the allowance of any alleged Claim, whether or not such Claim is listed in the Schedules as disputed, contingent or unliquidated; and (b) compromise and settle its objections to Disputed Claims or Interests. The Reorganized Debtors may litigate to final judgment, settle or withdraw objections to Disputed Claims or Interests. The Reorganized Debtor shall pay any expenses and fees that they incur in connection with such actions.

               2. Filing Deadline. All objections to Claims and Interests must be filed as follows: (i) for Claims and Interests filed before the date of Confirmation, on or before 180 days after the Effective Date; and (ii) for Claims or Interests filed subsequent to the date of Confirmation, on or before 180 days after the filing of such Claim or Interest; provided, however, that the Court may extend the deadlines set forth above.

               3. Payment or Distribution upon Resolution of Disputed Claims or Interests. With respect to any Claim or Interest as to which the Debtor has filed an objection, Debtor shall make no payments or distributions with respect to the holder of a disputed Claim or Interest until the Court resolves any and all objections to Disputed Claims or Interests pursuant to a Final Order or unless the Debtor and the Claimant or Interest holder reach a settlement.

        D.     Funding for Priority, Administrative Secured and Unsecured
Claims.

               On the later of: (i) the Effective Date; or (ii) the date upon which a Claim becomes an Allowed Claim, Debtor shall fund the aggregate amount needed under the Plan to pay the following: (1) Allowed Administrative Claims;
(2) Allowed Tax Claims; (3) the amounts, if any, required to cure or pay in full any Allowed Secured Claims; (4) the amounts required to be paid to Holders of Allowed Unsecured Claims in accordance with the Plan.

                                   ARTICLE IX.

                      CONDITIONS PRECEDENT TO CONFIRMATION

                          AND CONSUMMATION OF THE PLAN

        A.     Revesting of Assets in Debtors.

               Pursuant to Sections 553 and 1141 of the Bankruptcy Code, all assets of the Estate shall vest in the Reorganized Debtor free of liens and Claims except as provided in the Plan.

        B.     Litigation Rights.

               Pursuant to Section 1123(b)(3) of the Code, and except as otherwise provided in the Plan, each and every claim, demand or cause of action which the Debtor had, or had the power to assert, immediately prior to Confirmation, including but not limited to avoidance actions pursuant to Section 544 through 553, inclusive, of the Code, shall vest in the Reorganized Debtor free and clear of all liens, claims and interests of Claimants other than as provided in the Plan. The Reorganized Debtor may commence adversary proceedings or take other action against persons or entities in order to assert those claims, demands or causes of action, including without limitation those claims referred to in the Disclosure Statement. The Reorganized Debtors may prosecute or, when appropriate, settle and compromise such causes of action or claims for relief, and all net recoveries shall become the property of the Reorganized Debtor.

        C. Preservation Of Claims; No Collateral Estoppel, Or Res Judicata Arising From Confirmation Of The Plan.

               Except for any settlement expressly provided for in the Disclosure Statement or Plan, the Debtor and Reorganized Debtor reserve any and all claims they have against Creditors or third parties, including any avoidance power actions (Claims arising pursuant to Sections 544 et. seq. of the Code) and any claims based on applicable non-bankruptcy law whether or not a suit or adversary proceeding was commenced prior to Confirmation. Nothing in this Plan or Disclosure statement shall be given or construed as giving collateral estoppel or res judicata effect as to any Claim, suit, action or proceeding by the Debtor or Reorganized Debtor against Creditors or third parties.

       D.      Post-Confirmation Status Report.

               Within 120 days of Confirmation, the Reorganized Debtor shall file a status report with the Court explaining what progress has been made toward consummation of the confirmed Plan. The status report shall be served on the United States Trustee, the twenty largest unsecured creditors, and those parties who have requested special notice. Further status reports shall be filed every 120 days and served on the same entities.

       E.      Post-Confirmation Conversion/Dismissal.

               A creditor or party in interest may bring a motion to convert or dismiss the Case under Section 1112(b) of the Code after the Plan is confirmed if there is a default in performing the Plan. if the Court orders the Case converted after the Plan is confirmed, this Plan provides that property of the estate that has not been disbursed pursuant to the Plan will revest in the chapter 7 estate, subject to the liens and security interests expressly provided for in the Plan, and that the automatic stay will be reimposed upon the revested property to the extent that relief from stay was not previously authorized by the Court during the Case.

                                   ARTICLE X.

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

        A.     Assumption of Certain Executory Contracts.

               Pursuant to Section 365 of the Code Debtor hereby assumes the following executory contracts and no others:

               1. That certain Asset Purchase And Sale Agreement dated as of June 27, 1996 by and between Camera Support Systems, Thomas C. Countyman and Debtor, as assignee;

               2. That certain Agreement For Exclusive Agency dated February 8, 1996 between Debtor as assignee of Fluid Images, Inc. and Samalga Cinema of Rue Pleyel 93 207, St. Denis, Cedex France;

               3. That certain Inventory Split Rental And Maintenance Agreement/Camera Car Split Rental And Maintenance Agreement dated June 11, 1999, as modified, by and between Debtor and Silvertrucks Lighting, a New York limited liability company located at 42-22 22nd Street, Long Island City, New York 11101; and

               4. That certain Agreement For Exclusive Agency dated as of February 5, 1997 by and between Debtor as assignee and Grip Syndicate, Inc. of 16519 - 79a Avenue Edmonton, Alberta.

       B.      Rejection of Executory Contracts and Unexpired Leases.

               Pursuant to Section 365 of the Code, and except as provided expressly in Section X.A.1. above and except as provided by operation of law or by order of this Court, the Debtor hereby rejects all executory contracts and unexpired leases which existed on the Petition Date except those, if any, previously assumed by Debtor pursuant to Final Order; provided that as to any unexpired lease or executory contract as to which there is a motion for assumption under section 365(a) of the Code which is pending as of the Confirmation Date, this provision shall be suspended and shall be subject to Court Order.

       C. Classification of Claims Arising from the Rejection of Executory Contracts and Unexpired Leases.



               Any Claim arising from the rejection of an executory contract or unexpired lease shall be deemed a Class 6 Unsecured Claim. The holder of a Claim arising from the rejection of an executory contract or unexpired lease must file with the Court and serve on the Disbursing Agent, not later than 20 days after the Order of Confirmation, a Proof of Claim for any damages resulting from the rejection of such executory contract or unexpired lease, or such holder is forever barred from asserting any Claim or participating as a Claimant under the Plan by reason of the rejection.

                                   ARTICLE XI.

                            MODIFICATION OF THE PLAN

               Pursuant to the provisions of Section 1127 of the Code, the Debtor and the Reorganized Debtor reserve the right to modify or alter the provisions of the Plan at any time prior or subsequent to the Order of Confirmation.

                                  ARTICLE XII.

                                    DISCHARGE

               The Order of Confirmation constitutes the discharge of any and all liabilities of the Debtor, except as provided in the Plan and under the Code.

                                  ARTICLE XIII.

                            RETENTION OF JURISDICTION

               Notwithstanding the Order of Confirmation, the Court shall retain jurisdiction for all purposes provided by the Code, including, without limitation:

       A. The determination of the allowability and amount of Claims under the Plan, including, without limitation, Claims arising under Section 1124(2) of the Code;

       B. The determination or request for payment of Claims entitled to priority under Section 507(a)(1) of the Code, including compensation of the parties entitled thereto;

       C. The resolution of any disputes regarding the interpretation of the Plan;

       D. Implementation of the Plan and entry of orders in furtherance of consummation of the Plan, including, without limitation, appropriate orders to protect the assets of the Estate, the Disbursing Agent, and/or the Reorganized Debtor from creditor actions which the Plan and Order of Confirmation disallow or affect;

        E. The adjudication of any cause of action or claim for relief, including avoidance power actions which the Debtor or the Reorganized Debtor have brought or might bring;

        F. The modification of the Plan pursuant to Section 1127 of the Code; and

        G.     The entry of a final decree terminating the Cases.

                                  ARTICLE XIV.

                             SECURITIES TO BE ISSUED

                              PURSUANT TO THE PLAN

        A. Status of Securities to be Issued Pursuant to the Plan. Except with respect to an entity that is an underwriter as defined in subsection (b) of
Section 1145 of the Code, Section 5 of the Securities Act of 1933, or any State or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in a security, shall not apply to the offer, issuance and sale of New Common.

                                   ARTICLE XV.

                              CONFIRMATION REQUEST

               If necessary, the Debtor, as proponent of the Plan, request Confirmation pursuant to Section 1129(b) of the Code.

Dated: April 17, 2000              CAMERAL PLATFORMS INTERNATIONAL,
                                   INC., a Delaware corporation

                                   By:
                                      ------------------------------------------
                                      Ronald J. Riddle, Chief Operating Officer
Presented by:

BIEGENZAHN WEINBERG

By:
   ---------------------------------
    JOEL B. WEINBERG,
    Attorneys for Debtor
    in Possession

                                TABLE OF CONTENTS


                                                                                      PAGE
ARTICLE I.    DEFINITIONS.............................................................   2
       A.     Defined Terms...........................................................   2
       B.     Terms Defined in the Code...............................................   6
       C.     Rules of Interpretation, Computation of Time and Governing Law..........   6
              1.      Rules of Interpretation.........................................   6
              2.      Computation of Time.............................................   7
              3.      Governing Law...................................................   7

ARTICLE II.   TREATMENT OF ADMINISTRATIVE AND TAX CLAIMS..............................   7
       A.     Administrative Claims...................................................   7
              1.      Payment of Administrative Claims................................   7
                      (a)     Administrative Claims in General........................   7
                      (b)     Statutory Fees..........................................   8
                      (c)     Ordinary Course Liabilities.............................   8
                      (d)     Professional Fees and Expenses..........................   8
                      (e)     Bar Dates for Administrative Claims.....................   8
                      (f)     United States Trustee Quarterly Fees....................   8
       B.     Tax Claims..............................................................   9

ARTICLE III.  CLASSIFICATION OF CLAIMS AND INTERESTS..................................   9
       A.     Claims and Interests....................................................   9
       B.     Limitation on Inclusion in a Class......................................   9
       C.     Classes of Claims and Interests.........................................   9
              1.      Class 1 (The DOOFF Allowed Secured Claim).......................   9
              2.      Class 2 (Allowed Secured Claim of IPA/Burbank Airport
                        Partners).....................................................  10
              3.      Class 3 (Allowed Secured Claim of Prologis FDBA SCI- N.C. ......  10
              4.      Class 4 (All Other Allowed Secured Claims, Except Those
                      Claims In Classes 1 through 3, Inclusive).......................  10
              5.      Class 5 (Priority Wage Claims)..................................  10
              6.      Class 6 (General Allowed Unsecured Claims)......................  10
              7.      Class 7 (Interest Holders -- Old Common)........................  10

ARTICLE IV.   SPECIFICATION AND TREATMENT OF UNIMPAIRED CLAIMS........................  10
       A.     Priority Claims.........................................................  10
       B.     Allowed Tax Claims......................................................  10
       C.     Allowed Class 4 Claims (All Allowed Secured Claims Except Those
               Contained In Classes 1 Through 3, Inclusive)...........................  11
       D.     Allowed Class 5 Claims (Allowed Priority Wage Claims)...................  11

ARTICLE V.    SPECIFICATION AND TREATMENT OF IMPAIRED CLASSES.........................  11
       A.     Class 1 (The DOOFF Allowed Secured Claim)...............................  11
       B.     Class 2 (Allowed Secured Claim of IPA/Burbank Airport Partners).........  13
       C.     Class 3 (Allowed Secured Claim of Prologis FDBA SCI- N.C. ..............  13
       D.     Class 6 (General Allowed Unsecured Claims)..............................  13


                                                                                            PAGE(S)
       E.     Class 7 (Interest Holders -- Old Common)........................................  13
       F.     No Fractional Shares............................................................  13

ARTICLE VI.   VOTING OF CLAIMS AND INTERESTS..................................................  13
       A.     Objections to Claims and Interests..............................................  13
       B.     Voting of Claims or Interests...................................................  14

ARTICLE VII.  MEANS FOR IMPLEMENTATION OF THE PLAN............................................  14
       A.     Continued Corporate Existence...................................................  14
       B.     Corporate Issues and Authorizations.............................................  15
              1.      Corporate Governance....................................................  15
                      (a)     Certificate of Incorporation and Bylaws.........................  15
                      (b)     Directors and Officers..........................................  15
                      (c)     Corporate Actions and Authorizations............................  16
                      (d)     Cancellation of Claims and Rights to Acquire Interests..........  17
       C.     Issuance of Securities of Reorganized Debtor....................................  17
       D.     Assignability of Consideration Received.........................................  17
       E.     Prohibited Actions by Governmental Taxing Authorities...........................  17
       F.     Settlement With The Johnsons....................................................  18
       G.     Settlement With Michael P. Traba................................................  18

ARTICLE VIII. PROVISIONS COVERING DISTRIBUTIONS AND OBJECTIONS
              TO CLAIMS AND INTERESTS.........................................................  19
       A.     Disbursing Agent................................................................  19
       B.     Funding for Payments to Allowed Administrative and Other Claims.................  19
              1.      Funding for Allowed Administrative and Other Claimants..................  19
              2.      Distribution Of Securities..............................................  19
       C.     Disputed Claims and Interests...................................................  19
              1.      Objections to Claims and Interests......................................  19
              2.      Filing Deadline.........................................................  20
              3.      Payment or Distribution upon Resolution of Disputed Claims or
                        Interests.............................................................  20
       D.     Funding for Priority, Administrative Secured and Unsecured Claims...............  20

ARTICLE IX.   CONDITIONS PRECEDENT TO CONFIRMATION AND
              CONSUMMATION OF THE PLAN........................................................  20
       A.     Revesting of Assets in Debtors..................................................  20
       B.     Litigation Rights...............................................................  20
       C.     Preservation Of Claims; No Collateral Estoppel, Or Res Judicata Arising
                From Confirmation Of The Plan.................................................  21
       D.     Post-Confirmation Status Report.................................................  21
       E.     Post-Confirmation Conversion/Dismissal..........................................  21

ARTICLE X.    EXECUTORY CONTRACTS AND UNEXPIRED LEASES........................................  22
       A.     Assumption of Certain Executory Contracts.......................................  22
       B.     Rejection of Executory Contracts and Unexpired Leases...........................  22


                                                                                     PAGE(S)
       C.     Classification of Claims Arising from the Rejection of Executory
                Contracts and Unexpired Leases.........................................  23

ARTICLE XI.   MODIFICATION OF THE PLAN.................................................  23

ARTICLE XII.  DISCHARGE................................................................  23

ARTICLE XIII. RETENTION OF JURISDICTION................................................  23

ARTICLE XIV.  SECURITIES TO BE ISSUED PURSUANT TO THE PLAN.............................  24

       A.     Status of Securities to be Issued Pursuant to the Plan...................  24

ARTICLE XV.   CONFIRMATION REQUEST.....................................................  24